EXHIBIT 99.1

OPTIO SOFTWARE REPORTS SECOND QUARTER RESULTS

•	Year-to-date software license revenue up 19 percent year-over-year

•	Third consecutive quarter of operating profits; net profit of $427,000

ALPHARETTA, GEORGIA – Sept. 2, 2004 – Optio Software (OTCBB:OPTO.OB), a leading provider of document output management and forms automation solutions, today announced financial results for the quarter ended July 31, 2004.

Quarterly results

Net income was $427,000, compared to net income of $646,000 reported during the same quarter of the previous fiscal year. Income before income taxes was $427,000 and $494,000 in the three months ended July 31, 2004 and 2003, respectively. Diluted earnings per share and earnings per basic share were $0.02.

Software, services and maintenance revenues and costs of revenue

Overall revenues rose 1 percent year-over-year. Software license revenues increased 3 percent to $2.6 million, compared with $2.5 million in the second quarter of the prior year. Services and maintenance revenues remained consistent at $4.2 million in both the three months ended July 31, 2004 and July 31, 2003. Total cost of software, services and maintenance revenues were $1.5 million, a 2 percent decline from the $1.6 million reported during the same quarter in the prior year.

Operating expenses

Total operating expenses increased from $4.7 million in the three months ended July 31, 2003 to $4.9 million in the three months ended July 31, 2004. Optio has continued its strategy of reinvesting improved cash flows back into sales and marketing and research and development activities, while continuing to reduce general and administrative expenses.

Year-to-date results

Net income for the six months ended July 31, 2004 was $995,000, a 19 percent increase over the $839,000 net income in the six months ended July 31, 2003. Basic earnings per share and diluted earnings per share for the six months ended July 31, 2004 were $0.05 and $0.04, respectively.

Software, services and maintenance revenues and costs of revenue

Software license revenues increased 19 percent from $4.6 million in the six months ended July 31, 2003 compared to $5.5 million in the six months ended July 31, 2004. Services, maintenance and other revenue declined 1 percent to $8.5 million for the six months ended July 31, 2004, compared to $8.6 million for the six-month period ended July 31, 2003. Total revenue increased 6 percent to $14.0 million, compared to $13.2 million for the same period in the prior year. Total costs of revenue remained constant at $3.3 million in both the six months ended July 31, 2004 and 2003.

Operating expenses

Total operating expenses increased to $9.8 million for the six months ended July 31, 2004, compared to $9.3 million for the six months ended July 31, 2003.

Balance sheet

Optio Software has increased its cash balance by nearly $500,000 since April 30, 2004. The company closed the quarter with $6.4 million in cash, compared to $5.3 million as of Jan. 2004 and compared to $4.0 million as of July 31, 2003. However, Optio Software has used approximately $1.5 million of this cash to acquire VertiSoft Corporation in August 2004. The company had no outstanding balance on its line of credit as of July 31, 2004. In addition, the company’s days’ sales outstanding (DSO) was 52 in the second quarter, compared to 59 days during the first quarter of fiscal 2005.

“We posted solid results this quarter and have continued to demonstrate our ability to deliver significant profits,” said C. Wayne Cape, chairman, president and chief executive officer of Optio Software. “Our sound financial performance shows that customers recognize the value of our products and services in helping them leverage and extend their enterprise software investments. We continue to make prudent investments in sales and marketing and research and development to help us grow revenues and build market share.”

Among the investments Optio has recently made was its recent acquisition of VertiSoft Corporation, a software firm that has pioneered clinical document management systems over the past decade. The acquisition broadens the company’s portfolio of integrated healthcare software solutions that it can offer the market and brings an ongoing, subscription-based revenue stream from VertiSoft’s existing multi-year contracts.

Highlights from the second quarter of fiscal 2005 included:

•	Optio delivered Optio Print Manager™ 2.0, a software solution that helps organizations assure the reliable printing of mission-critical documents and centrally manage their global printing infrastructures.

•	Optio formed a channel partnership with RCM Technologies (NADAQ: RCMT), North America’s largest, full-service value-added reseller of QAD enterprise software solutions for manufacturers.

•	Optio released Optio’s PeopleSoft Solution Kit, which helps customers transform output from their PeopleSoft applications into sophisticated business documents to drive critical business processes and improved business communications.

•	Optio announced the general availability of the Optio XML Solution Kit, a comprehensive set of output management solutions that provide advanced server, authoring and preprocessing capabilities to meet companies’ demands for XML-enabled communications across the global supply chain.

•	Optio hosted the third in a series of Customer Advisory Board meetings. The latest session held in Paris, France, focused on gathering input from key customers in European, Middle East and Asia (EMEA) markets. These sessions help Optio plot the future of the company’s industry-leading document output management solutions.

About Optio

Optio’s document output management solutions are also used by more than 5,000 customers in virtually every industry and enterprise resource planning (ERP) environment to produce, enhance, distribute and exchange documents and other critical information via print, fax, e-mail and the web. Founded in 1981, Optio Software has world headquarters in Alpharetta (Atlanta), Georgia, EMEA headquarters in Paris and sales offices in Germany and the United Kingdom. More information about Optio Software (OTC BB:OPTO.OB) is available at: www.optiosoftware.com.

© Copyright 2004, Optio Software, Inc. All Rights Reserved. Optio and Optio QuickRecord are registered trademarks, and Optio Print Manager is a trademark of Optio Software, Inc. Other companies and products mentioned in this document are the property of their respective owners.

Forward Looking Statements This press release includes statements and other matters that could be considered to be forward-looking and subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. Factors that might cause or contribute to such differences include, but are not limited to, risks associated with Optio’s reliance on strategic marketing and reseller relationships, the collectibility of Optio’s accounts receivable and note receivable (specifically, the M2 note receivable), fluctuations in operating results because of acquisitions or dispositions, failure to integrate new products and newly acquired companies, diversion of management resources relating to acquisitions, reduction in cash reserves relating to acquisitions, challenges relating to acquisitions and the possibility that this may cause Optio to no longer be profitable, the negative effect on Optio’s earnings relating to the amortization or potential write-down of acquired assets or goodwill, failure to retain the business relationships with existing customers of acquisitions, changes in competition, changes in economic conditions in the U.S. and in other countries in which Optio currently does business (both general and relative to the technology industry), delays or inability in developing new or unique software, market acceptance of new products, the failure of new products to operate as anticipated, expectation of achieving and sustaining operating profits and earnings, including the timing of such cash flow and company performance, disputes regarding Optio’s intellectual property, risks relating to the delisting of our stock, possible adverse results of pending or future litigation, or risks associated with Optio’s international operations. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of Optio. These and additional factors are set forth in “Safe Harbor Compliance Statement for Forward-Looking Statements” included as Exhibit 99.1 to Optio’s most recent Quarterly Report on Form 10-Q. You should carefully review these risks and additional risks described in other documents Optio files from time to time with the Securities and Exchange Commission, including the Quarterly Report of Form 10-Q that Optio will file before September 14, 2004.

OPTIO SOFTWARE, INC. Consolidated Statements of Operations (in thousands, except per share data)
	Three Months Ended July 31,		Six Months Ended July 31,
	2004	2003	2004	2003
Revenue:
License fees	$2,579	$2,513	$5,460	$4,583
Services, maintenance, and other	4,215	4,196	8,540	8,641

	6,794	6,709	14,000	13,224
Cost of revenue:
License fees	174	108	323	226
Services, maintenance, and other	1,369	1,468	2,955	3,071

	1,543	1,576	3,278	3,297

	5,251	5,133	10,722	9,927
Operating expenses:
Sales and marketing	2,620	2,358	5,315	4,739
Research and development	1,073	1,027	2,158	1,991
General and administrative	1,080	1,168	2,133	2,291
Depreciation and amortization	106	142	177	321

	4,879	4,695	9,783	9,342

Income from operations	372	438	939	585
Other income (expense):
Interest income	41	42	83	91
Interest expense	(4)	(5)	(7)	(8)
Other	18	19	38	25

	55	56	114	108

Income before income taxes	427	494	1,053	693
Income tax expense (benefit)	—	(152)	58	(146)

Net income	$427	$646	$995	$839

Net income per share—basic	$0.02	$0.03	$0.05	$0.04

Net income per share—diluted	$0.02	$0.03	$0.04	$0.04

Weighted average shares outstanding—basic	19,519,136	19,165,992	19,460,182	19,153,528

Weighted average shares outstanding—diluted	22,710,744	20,981,701	22,867,014	20,766,767

OPTIO SOFTWARE, INC. Consolidated Statements of Operations (in thousands, except per share data)
	July 31, 2004	January 31, 2004
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$6,424	$5,328
Accounts receivable, net	3,875	5,293
Notes receivable from M2	348	310
Other current assets	470	288

Total current assets	11,117	11,219
Property and equipment, net	562	541
Notes receivable	2,185	2,376
Other assets	146	110

Total Assets	$14,010	$14,246

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$616	$812
Other accrued liabilities	1,873	2,627
Deferred revenue	5,846	6,256
Current portion of debt and capital lease obligations	76	76

Total current liabilities	8,411	9,771
Long-term portion of debt and capital lease obligations	50	87
Long-term accrued expenses	94	101
Shareholders’ equity	5,455	4,287

Total liabilities and shareholders’ equity	$14,010	$14,246